Exhibit 99.2

QUEST DIAGNOSTICS ANNOUNCES PRICING OF SENIOR NOTES

LYNDHURST, N.J., Oct. 25 /PRNewswire-FirstCall/ -- Quest Diagnostics Incorporated (NYSE: DGX), the nation's leading provider of diagnostic testing, information, and services, announced today that it priced $900 million in aggregate principal amount of senior notes in a private placement. The notes were sold in two tranches, as follows: $400 million of 5.125% senior notes due 2010 and $500 million of 5.45% senior notes due 2015. The offering is expected to close on October 31, 2005. The net proceeds of the offering are expected to be used to complete the previously announced acquisition of LabOne, Inc. (Nasdaq: LABS).

The notes are guaranteed on a senior, unsecured basis, by the company's domestic clinical laboratories. The company has agreed to exchange these private notes for publicly tradable notes having substantially identical terms, and will file a registration statement with the Securities and Exchange Commission relating to this planned exchange offer.

The issuance of the notes will be subject to customary closing conditions. The notes were offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the "Securities Act"). The notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Quest Diagnostics

Quest Diagnostics is the leading provider of diagnostic testing, information and services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its national network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative new diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Additional company information is available at: http://www.questdiagnostics.com.

The statements in this press release which are not historical facts or information may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results and outcomes to be materially different. Certain of these risks and uncertainties may include, but are not limited to, competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners and other factors described in the Quest Diagnostics Incorporated 2004 Form 10-K and subsequent filings.

SOURCE Quest Diagnostics Incorporated

CONTACT:

Investors, Laure Park, +1-201-393-5030; or

Media: Gary Samuels +1-201-393-5700;

both of Quest Diagnostics Incorporated